Filed Pursuant to Rule 433

Registration No. 333-232144

Fact Sheet| August 28, 2020 Issuer: Tenor: Reference Asset: Barclays Bank PLC Approximately 1 year The SPDR S&P Homebuilders ETF (Bloomberg ticker: 'XHB <US Equity>') Hy pot het ic al Pay m e nt at Maturit y Barrier Value: Coupon Barrier Value: Contingent Coupon Amount: 75.00% of its Initial Value 75.00% of its Initial Value [$28.875] per quarter (or 11.55% per annum). The Contingent Coupon will be determined on the Initial Valuation Date and will not be less than 11.55% p.a. Selected Structure Definitions If, on any Call Valuation Date, the Closing Value is greater than or equal to its Call Value, the notes will be redeemed and you will receive a cash payment per $1,000 principal amount of notes on the related Call Settlement Date equal to $1,000 (plus any Contingent Coupon that may otherwise be due on such date). No further amounts will be payable on the notes after the Call Settlement Date. Automatic Call: Contingent Coupon: If, on any Observation Date, the Closing Value of the Reference Asset is greater than or equal to the Coupon Barrier Value, you will receive a Contingent Coupon equal to the Contingent Coupon Amount on the related Contingent Coupon Payment Date. Otherwise, you will not receive a Contingent Coupon on such date. CUSIP / ISIN: 06747QGB7 / US06747QGB77 Payment at Maturity: If you hold the notes to maturity, and if the notes are not redeemed prior to scheduled maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes (in addition to any Contingent Coupon that may otherwise be due on such date) equal to: Initial Value: The Closing Value of the Reference Asset on the Initial Valuation Date Final Value: The Closing Value of the Reference Asset on the Final Valuation Date August 31, 2020 September 3, 2020 August 31, 2021 September 3, 2021 • If the Final Value is greater than or equal to the Barrier Value, $1,000 per $1,000 principal amount note; or Initial Valuation Date: Issue Date: Final Valuation Date: Maturity Date: • If the Final Value is less than the Barrier Value, an amount calculated as follows: $1,000 + ($1,000 x Reference Asset Return) If the notes are not redeemed prior to scheduled maturity, and if the Final Value is less than the Barrier Value, you will be fully exposed to the decline of the Reference Asset from the Initial Value and may lose up to 100.00% of the principal amount of your notes. The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any Contingent Coupons and any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and the exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement. All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated August 28, 2020 (the 'Pricing Supplement'). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. Payment at Maturity $1,600 $1,500 $1,400 $1,300 $1,200 $1,100 $1,000 $900 $800 $700 $600 $500 -50% -40% -30% -20% -10% 0% 10% 20% 30% 40% Reference Asset Return 75% EKI Barrier Phoenix AutoCallable Notes

Fact Sheet| August 28, 2020 Summary Characteristics of the Notes Summary Risk Considerations • Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 1.25% of the principal amount of the notes, or up to $12.50 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees. • Credit of Issuer—The notes are unsecured and unsubordinated debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any repayment of principal, under the terms of the notes. • Estimated Value Lower Than Issue Price—Our estimated value of the notes on the Initial Valuation Date is expected to be between $957.70 and $977.70 per note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information. • U.K. Bail-In Power—Each holder and beneficial owner of notes acknowledges, accepts, and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information. • Potential for Significant Loss—The notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the notes at maturity. You will lose some or all of your principal if the notes are not redeemed, and the Final Value is less than the Initial Value. You may lose up to 100.00% of your principal amount. Any payment on the notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC. • Historical Performance—The historical performance of the Reference Asset is not an indication of the future performance of the Reference Asset over the term of the notes. • Conflict of Interest—In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates play a variety of roles in connection with the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes. • Potential Return Limited to Contingent Coupons—The potential positive return you may receive on the notes is limited to the Contingent Coupons, if any, that may be payable during the term of the notes. It is possible that you will not receive any Contingent Coupons during the term of the notes. • Lack of Liquidity—The notes will not be listed on any securities exchange. There may be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily. • Potential Early Exit—If the notes are redeemed, you will not receive any additional payments on the notes and you may not be able to reinvest any amounts received in a comparable investment with similar risk and yield. • Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06747QGB7.pdf You may access the prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of the notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes. Phoenix AutoCallable Notes